As filed with the Securities and Exchange Commission on December 8, 2021

Registration No. 333-236286

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PPD, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	45-3806427
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

929 North Front Street

Wilmington, North Carolina 28401

(910) 251-0081

(Address, including zip code, and telephone, including area code, of registrant’s principal executive offices)

PPD, Inc. 2020 Omnibus Incentive Plan

Eagle Holding Company I 2017 Equity Incentive Plan

(Full Title of the Plans)

Julia James

Executive Vice President, General Counsel and Secretary

PPD, Inc.

929 North Front Street

Wilmington, North Carolina 28401

(910) 251-0081

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

William B. Brentani

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Tel: (650) 251-5000

Fax: (650) 251-5002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-236286 on Form S-8 (the “Registration Statement”) filed by PPD, Inc., a Delaware corporation (the “Company” or “PPD”), on February 6, 2020. The Registration Statement registered 39,053,663 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the PPD, Inc. 2020 Omnibus Incentive Plan and 20,034,659 shares of Common Stock pursuant to the Eagle Holding Company I 2017 Equity Incentive Plan.

Pursuant to that certain Agreement and Plan of Merger dated April 15, 2021 (the “Merger Agreement”) between the Company, Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), and Powder Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Thermo Fisher (“Merger Sub”), Merger Sub merged with and into PPD (the “Merger”), effective as of December 8, 2021 (the “Effective Date”).

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements, including the Registration Statement. Accordingly, and in accordance with the undertakings made by the Company in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, solely to deregister any and all securities previously registered under the Registration Statement that remain unsold as of the Effective Date.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on December 8, 2021.

PPD, Inc. By: /s/ Julia James Name: Julia James Title: Executive Vice President, General Counsel and Secretary

Note: No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.